Exhibit 99.1

Hayes Lemmerz International Posts First Quarter 2004 Results,
With 15% Sales Growth, Reduced Debt and a Stronger Balance Sheet

Northville, MI (June 9, 2004) — Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) reported that sales for the fiscal first quarter, ended April 30, 2004, rose 15 percent to $594.1 million from $515.3 million a year earlier. Earnings from operations for the first quarter rose sharply to $26.2 million, compared with $14.4 million a year earlier, excluding fresh start accounting adjustments and reorganization items.

“Our intense focus on operational excellence and financial discipline is bearing fruit,” said Curtis Clawson, President, Chief Executive Officer and Chairman of the Board. “This is by far our best quarter, both operationally and financially, since Hayes Lemmerz emerged from Chapter 11 reorganization in June 2003. Our sales were up strongly across all segments of the business and our operational efficiency continued to improve, with gross margins increasing to 12.5 percent from 10.0 percent a year ago.”

The Company reported a net loss of $2.7 million for the first quarter of fiscal 2004, after taking a charge of $12.2 million for early extinguishment of debt. This compares with a year earlier loss of $22.6 million.

Cash generated from operations rose strongly in the quarter to $71.9 million, from $17.1 million in the year-earlier quarter. Capital expenditures were $29.3 million in the recent quarter, compared with $20.0 million a year earlier.

During the first quarter, Hayes Lemmerz redeemed $87.5 million of its 10-1/2 percent Senior Notes and prepaid $16.0 million of its Term Loan B, following completion of a $125.5 million follow-on equity offering on February 11. First quarter results reflected a $12.2 million charge for early debt extinguishment.

With those debt reductions, net debt at the end of first quarter was $578.6 million, a reduction of $150 million from year-end fiscal 2003. The Company has not borrowed under its $100 million revolving credit facility since its emergence from Chapter 11. “Our balance sheet is healthy, and we have ample financial resources to continue improving efficiency and expanding into new markets as opportunities arise,” added Mr. Clawson.

Because Hayes Lemmerz emerged from Chapter 11 reorganization in June 2003, financial results for the current year and prior year are not fully comparable, the Company noted.

Hayes Lemmerz will host a telephone conference call to discuss the Company’s 2004 first quarter financial results today, June 9, 2004, at 9:30 a.m., Eastern Time. To participate by phone, please dial 10 minutes prior to the call: (800) 399.3882 from the United States and Canada; or (706) 634.4552 from outside the United States. Callers should ask to be connected to the Hayes Lemmerz earnings conference call, Conference ID#7581680. The conference call will be accompanied by a slide presentation, which can be accessed through the Company’s web site in the Investor Kit/ presentations section at http://www.hayes-lemmerz.com/ investor_kit/html/presentations.html.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 facilities in 14 countries and approximately 11,000 employees worldwide.

More information about Hayes Lemmerz International, Inc. is available at our website which is www.hayes-lemmerz.com.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Successor	Predecessor
	Three Months
	Ended April 30,
	2004	2003
	(Millions of dollars,
	except share amounts)
Net sales	$594.1	$515.3
Cost of goods sold	520.0	463.6

Gross profit	74.1	51.7
Marketing, general and administration	43.9	33.7
Asset impairments and other restructuring charges	2.4	4.1
Other expense (income), net	1.6	(0.5)
Reorganization items	—	13.1

Earnings from operations	26.2	1.3
Interest expense, net	9.2	17.0
Other non-operating income	(0.1)	—
Loss on early extinguishment of debt	12.2	—

Earnings (loss) before taxes on income and minority interest	4.9	(15.7)
Income tax provision	5.0	5.9
Minority interest	2.6	1.0

Net loss	$(2.7)	$(22.6)

Basic and diluted loss per share	$(0.07)

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Successor
	April 30,	January 31,
	2004	2004
	(Millions of dollars,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$85.3	$48.5
Receivables	333.8	324.4
Inventories	200.3	189.3
Prepaid expenses and other	27.2	29.0

Total current assets	646.6	591.2
Property, plant and equipment, net	964.9	966.5
Goodwill	411.6	416.2
Intangible assets, net	229.9	237.2
Other assets	63.6	85.5

Total assets	$2,316.6	$2,296.6

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Bank borrowings and other notes	$6.9	$14.2
Current portion of long-term debt	10.7	11.3
Accounts payable and accrued liabilities	389.1	354.4

Total current liabilities	406.7	379.9
Long-term debt, net of current portion	646.3	752.4
Pension and other long-term liabilities	527.9	526.5
Series A Warrants and Series B Warrants	4.3	8.2
Redeemable preferred stock of subsidiary	10.7	10.5
Minority interest	28.8	23.2
Commitments and contingencies
Total stockholders’ equity	$691.9	$595.9

Total liabilities and stock holders’ equity	$2,316.6	$2,296.6

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Successor	Predecessor
	Three Months
	Ended April 30,
	2004	2003
	(Millions of dollars,
	except share amounts)
Cash provided by operating activities	$71.9	$17.1

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(29.3)	(20.0)
Proceeds from sale of assets	0.1	0.7

Cash used for investing activities	(29.2)	(19.3)

Cash flows from financing activities:
Net proceeds from issuance of common stock	117.0	—
Redemption of New Senior Notes with proceeds from issuance of common stock	(96.7)	—
Prepayment of New Term Loan with proceeds from issuance of common stock	(16.0)	—
Repayment of long-term debt	(2.3)	—
Changes in borrowings under DIP facility	—	11.5
Repayment of notes payable issued in connection with purchases of businesses	(7.1)	(2.0)
Changes in bank borrowings and revolving facility	—	(5.6)

Cash provided by (used for) financing activities	(5.1)	3.9

Effect of exchange rate changes on cash and cash equivalents	(0.8)	2.0

Increase in cash and cash equivalents	36.8	3.7
Cash and cash equivalents at beginning of period	48.5	66.1

Cash and cash equivalents at end of period	$85.3	$69.8